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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           AMERICAN HOMEPATIENT, INC.

      American HomePatient, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution approved by the Corporation's Board of Directors and Shareholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking Section 1 of Article Fourth in its entirety and replacing therefor the following:

            1. The total number of shares of stock which the Corporation shall have the authority to issue is thirty five million (35,000,000) shares of Common Stock having a par value of $0.01 per share, which shares shall not be subject to any preemptive rights, and five million (5,000,000) shares of preferred stock having a par value of $0.01 per share.

      The foregoing amendment was adopted by the Corporation's Board of Directors on April 17, 1996 and Shareholders on May 21, 1996.

      This Certificate of Amendment is filed by authority of the duly elected Board of Directors and Shareholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the Corporations's authorized officers this 8th day of June, 1996.

                                           AMERICAN HOMEPATIENT, INC.

                                           /s/ Edward K. Wissing
                                           -------------------------------------
                                           Edward K. Wissing
                                           President and Chief Executive Officer

      ATTEST:

      /s/ Mary Ellen Rodgers
      -------------------------------------
      Mary Ellen Rodgers, Secretary